UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 18, 2013

Gentiva Health Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-15669	36-4335801
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3350 Riverwood Parkway, Suite 1400 Atlanta, Georgia	30339-3314
(Address of principal executive offices)	(Zip Code)

(770) 951-6450

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 3.02	Unregistered Sales of Equity Securities.

On September 18, 2013, Gentiva Health Services, Inc., a Delaware corporation (“Gentiva”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Javelin Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Gentiva (“Merger Sub”), Javelin Healthcare Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of Gentiva (“LLC Sub”), Harden Healthcare Holdings, Inc., a Delaware corporation (“Harden”), R. Steven Hicks, as representative of Harden’s stockholders, the Harden stockholders party thereto (the “Sellers”) and CTLTC Real Estate, LLC, a Texas limited liability company (“DistributionCo”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Harden, with Harden surviving the merger as a wholly owned subsidiary of Gentiva (the “First Merger”), immediately following which Harden will merge with and into LLC Sub, with LLC Sub surviving the merger (the “Second Merger” and, collectively with the First Merger, the “Mergers”).

Upon consummation of the Mergers, Gentiva will acquire Harden’s home health, hospice and community care businesses, and, in connection with, and immediately prior to, the consummation of the Mergers, Harden will transfer the assets and liabilities of its long-term care business and its New York home health care business to DistributionCo and will spin off the ownership interest in DistributionCo to the Sellers. Pursuant to the Merger Agreement, Gentiva will pay an aggregate purchase price equal to approximately $408.8 million, comprising approximately $355.0 million in cash (the “Cash Consideration”) and $53.8 million in shares of Gentiva’s common stock, par value $0.10 per share (the “Consideration Shares”). Pursuant to the Merger Agreement, upon consummation of the First Merger, the Sellers’ shares of Harden’s Class A Common Stock, Class D Common Stock and warrants to purchase Harden’s Class D Common Stock will be converted into the right to receive the Cash Consideration, net of the repayment of certain indebtedness of Harden, together with related fees thereon, and the payment of certain expenses to be borne by the Sellers, and the Consideration Shares.

The Consideration Shares issuable pursuant to the First Merger have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. Gentiva offered the Consideration Shares in reliance upon the exemptions from registration contained in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. Each Seller represented to Gentiva that such Seller was an “accredited investor” as defined in Rule 501(a) under the Securities Act and that such Seller was acquiring the Consideration Shares for investment and not with a view to distribution thereof.

Consummation of the Mergers is subject to certain conditions, including, among others, those relating to the accuracy of the parties’ respective representations and warranties, the execution and delivery of certain ancillary agreements, and other customary closing conditions. The Merger Agreement contains certain termination rights for both Gentiva, on the one hand, and Harden, on the other hand, including the right, subject to certain conditions, to terminate the Merger Agreement if the Mergers have not occurred on or prior to December 31, 2013.

The foregoing description of the Merger Agreement is only a summary and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 7.01	Regulation FD Disclosure.

On September 19, 2013, Gentiva issued a press release announcing the Merger Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference in this Item 7.01.

The information contained in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 furnished herewith, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing by Gentiva under the Securities Act.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1+	Agreement and Plan of Merger, dated as of September 18, 2013, by and among Gentiva Health Services, Inc., Javelin Merger Sub, Inc., Javelin Healthcare Holdings, LLC, Harden Healthcare Holdings, Inc., R. Steven Hicks, as representative of Harden’s stockholders, the Harden stockholders party thereto and CTLTC Real Estate, LLC.

99.1	Press Release, dated September 19, 2013.

+	The exhibits to the Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Gentiva will furnish copies of any such schedules and exhibits to the U.S. Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENTIVA HEALTH SERVICES, INC.

Date: September 19, 2013	By:	/s/ John N. Camperlengo
John N. Camperlengo
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1+	Agreement and Plan of Merger, dated as of September 18, 2013, by and among Gentiva Health Services, Inc., Javelin Merger Sub, Inc., Javelin Healthcare Holdings, LLC, Harden Healthcare Holdings, Inc., R. Steven Hicks, as representative of Harden’s stockholders, the Harden stockholders party thereto and CTLTC Real Estate, LLC.

99.1	Press Release, dated September 19, 2013.

+	The exhibits to the Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Gentiva will furnish copies of any such schedules and exhibits to the U.S. Securities and Exchange Commission upon request.